Honeywell

N e w s R e l e a s e

Contacts:
Media	Investor Relations
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL REPORTS FIRST QUARTER SALES UP 11% TO $8.0
BILLION; EARNINGS UP 27% TO 66 CENTS PER SHARE;
FREE CASH FLOW OF $458 MILLION

Company Increases 2007 Sales, EPS and Free Cash Flow Guidance

     MORRIS TOWNSHIP, N.J., April 20, 2007 -- Honeywell (NYSE: HON) today announced first quarter 2007 sales increased 11% to $8.0 billion from $7.2 billion in 2006, driven by 9% organic sales growth. Earnings were up 27% to $0.66 per share, versus $0.52 per share in the prior year. Cash flow from operations was $578 million versus $239 million in the first quarter of 2006 and free cash flow (cash flow from operations less capital expenditures) was $458 million, compared to $117 million last year. The company repurchased more than 25 million shares of stock in the quarter, reducing its average fully diluted share count to 802 million shares.

     “Honeywell had a terrific start to 2007 with strong sales, double-digit earnings growth and higher free cash flow,” said Honeywell Chairman and CEO Dave Cote. “Our great positions in good industries and global presence helped drive organic growth in each of our businesses. While we are maintaining a conservative view of global growth this year, we are increasing our full-year financial guidance to reflect strong first quarter performance and continued confidence in our businesses for the remainder of 2007.”

     Honeywell is increasing its previously stated 2007 sales guidance by $700 million to $33.5 billion, its earnings per share range by 15 cents to $3.00 - 3.10 and free cash flow range by $100 million to $2.6 - 2.8 billion (cash flow from operations of $3.4 - 3.6 billion).

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Q1 Results - 2

First-Quarter Segment Highlights

Aerospace

  Sales were up 8%, compared with the first quarter of 2006, driven by 9% growth in Commercial and 6% growth in Defense and Space sales. Commercial sales reflected growth of 10% in original equipment and 9% in aftermarket spares and services.
  Segment margins were 17.6%, compared with 16.7% a year ago, driven by volume growth, price and productivity gains, which more than offset the negative impact from inflation.
  Honeywell was selected by the U.S. Army to refurbish medium-sized tactical vehicles in Kuwait (five and eight ton tankers, cargo vehicles and wreckers) as part of the Theater Provided Equipment Refurbishment program. The program is expected to generate sales of up to $125 million over four years.
  Honeywell’s Military Airborne Collision Avoidance System - Formation Rendezvous (MILACAS-FR) has been certified by the FAA for use on all military aircraft. The company is currently producing 180 MILACAS-FR systems for Boeing’s entire C-17 fleet under a contract valued at $20 million.
  Honeywell’s 131-9A Auxiliary Power Unit (APU) has been selected by Skybus Airlines for its fleet of 65 new Airbus A319 aircraft. The company will also provide an Integrated Service Solutions support program for the assets and APU maintenance throughout the term of the 12-year, $37 million agreement.

Automation and Control Solutions

  Sales were up 18%, compared with the first quarter of 2006, driven by organic sales growth of 12% (9% in the Products and 18% in the Solutions businesses) and the net impact of acquisitions and divestitures of 6%.
  Segment margins were 9.8% compared with 9.3% a year ago, due to volume growth and productivity savings, which more than offset the negative impacts of inflation, sales mix and the dilutive impact of acquisitions.
  Honeywell Life Safety recorded over $4 million of contract wins in the quarter related to continued non-residential construction growth and business expansion in emerging regions.
  Building Solutions announced a $28 million contract by the U.S. General Services Administration (GSA) to upgrade building systems and reduce energy costs at the new Food and Drug Administration headquarters in Silver Spring, MD. The upgrades are expected to help the GSA cut energy costs by $3 million per year while improving comfort for building occupants.
  Process Solutions announced a $7 million contract to implement an Experion® Process Knowledge System at a new chemical plant operated by Kuwait Paraxylene Production Company to reduce installation and maintenance costs while boosting the plant’s performance.

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Q1 Results - 3

Transportation Systems

  Sales were up 10%, compared with the first quarter of 2006, driven by increased light vehicle Turbo Technologies sales, the positive impact of foreign exchange and higher sales of aftermarket products, which were partially offset by an expected decline in Turbo Technologies commercial vehicle sales in North America.
  Segment margins were 13.0%, flat to last year, due to pricing actions and productivity savings, which were offset by inflation and increased spending for new product launches.
  Turbo Technologies won programs on four new passenger vehicle diesel platforms and one gasoline platform estimated to be worth approximately $300 million in annual revenues at full production. The programs represent platforms in Europe, Asia and the United States. The first of these platforms is expected to launch in 2008.
  Consumer Products Group launched Blink, an innovative new line of products designed for quick interior car clean-up. Initial acceptance by retailers has been positive and at full launch the Blink product line will be available in 30,000 outlets throughout the U.S., including Wal-Mart.

Specialty Materials

  Sales were up 4% compared with the first quarter of 2006, driven by stronger than anticipated performance on UOP projects, which were partially offset by lower refrigerant sales.
  Segment margins were 16.0% compared with 14.1% a year ago, due to favorable sales mix, price and productivity actions, which more than offset the negative impact of inflation.
  Specialty Materials and DuPont signed an agreement to accelerate development and commercialization of next generation, low global warming refrigerants for the automotive air conditioning industry.
  UOP commissioned its 200th CCR Platforming™ process unit, a significant milestone for refining process technology. Located in the Hainan Province of China, the unit will enable Sinopec, the region’s largest producer and supplier of oil and petrochemical products to supply clean fuel and chemical feedstocks throughout China.
     Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell’s investor conference call. The live webcast of the investor call will be available through the “Investor Relations” section of the company’s Website (http://www.honeywell.com/investor). Investors can access a replay of the investor call starting at 11:00 a.m. EDT, April 20, until midnight, April 27, by dialing (706) 645-9291. The access code is 3774642.

Honeywell International is a $33 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com.

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Q1 Results - 4

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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Q1 Results - 5

Honeywell International Inc.
Consolidated Statement of Operations (Unaudited)
(In millions except per share amounts)

	Three Months Ended March 31,
	2007		2006

Product sales	$6,450		$5,806
Service sales	1,591		1,435
Net sales	8,041		7,241
Costs, expenses and other
Cost of products sold	5,010	(A)	4,566	(A)
Cost of services sold	1,140	(A)	1,034	(A)
	6,150		5,600
Selling, general and administrative expenses	1,089	(A)	1,002	(A)
Other (income) expense	(11)		(25)
Interest and other financial charges	97		89
	7,325		6,666
Income from continuing operations before taxes	716		575
Tax expense	190		144
Income from continuing operations	526		431
Income from discontinued operations, net of taxes	-		5
Net income	$526		$436

Earnings per share of common stock - basic:
Income from continuing operations	$0.66		$0.51
Income from discontinued operations	-		0.01
Net income	$0.66		$0.52

Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.66		$0.51
Income from discontinued operations	-		0.01
Net income	$0.66		$0.52

Weighted average number of shares outstanding-basic	795		830

Weighted average number of shares outstanding -
assuming dilution	802		836

(A) Cost of products and services sold and selling, general and administrative expenses include amounts for repositioning and other charges, pension and other post-retirement expense, and stock option expense.

Q1 Results - 6

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

Net Sales	Three Months Ended March 31,
	2007	2006

Aerospace	$2,840	$2,629

Automation and Control Solutions	2,801	2,365

Specialty Materials	1,199	1,152

Transportation Systems	1,201	1,095

Corporate	-	-

Total	$8,041	$7,241

Reconciliation of Segment Profit to Income From Continuing Operations Before Taxes

Segment Profit	Three Months Ended March 31,
	2007	2006

Aerospace	$500	$440

Automation and Control Solutions	274	221

Specialty Materials	192	162

Transportation Systems	156	142

Corporate	(43)	(45)

Total Segment Profit	1,079	920

Other income/ (expense)	11	25
Interest and other financial charges	(97)	(89)
Stock option expense (A)	(24)	(25)
Pension and other postretirement expense (A)	(74)	(126)
Repositioning and other charges (A)	(179)	(130)

Income from continuing operations before taxes	$716	$575

(A) Amounts included in cost of products and services sold and selling, general and administrative expenses.

Q1 Results - 7

Honeywell International Inc.
Consolidated Balance Sheet (Unaudited)
(Dollars in millions)

	March 31,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,378	$1,224
Accounts, notes and other receivables	5,873	5,740
Inventories	3,749	3,588
Deferred income taxes	1,197	1,215
Other current assets	433	470
Assets held for disposal	66	67
Total current assets	12,696	12,304

Investments and long-term receivables	405	382
Property, plant and equipment - net	4,710	4,797
Goodwill	8,400	8,403
Other intangible assets - net	1,223	1,247
Insurance recoveries for asbestos related liabilities	1,104	1,100
Deferred income taxes	1,002	1,075
Prepaid pension benefit cost	733	695
Other assets	940	938
Total assets	$31,213	$30,941

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
Accounts payable	$3,582	$3,518
Short-term borrowings	65	62
Commercial paper	997	669
Current maturities of long-term debt	227	423
Accrued liabilities	5,493	5,455
Liabilities related to assets held for disposal	10	8
Total current liabilities	10,374	10,135

Long-term debt	4,704	3,909
Deferred income taxes	367	352
Postretirement benefit obligations other than pensions	2,085	2,090
Asbestos related liabilities	1,249	1,262
Other liabilities	3,271	3,473
Shareowners' equity	9,163	9,720
Total liabilities and shareowners' equity	$31,213	$30,941

Q1 Results - 8

Honeywell International Inc.
Consolidated Statement of Cash Flows (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2007	2006
Cash flows from operating activities:
Net income	$526	$436
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	200	188
Repositioning and other charges	179	130
Net (payments) receipts for repositioning and other charges	(132)	7
Pension and other postretirement expense	74	126
Pension and other postretirement benefit payments	(45)	(115)
Stock option expense	24	25
Deferred income taxes	17	56
Excess tax benefits from share based payment arrangements	(8)	-
Other	6	(57)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(136)	(147)
Inventories	(161)	(183)
Other current assets	36	(11)
Accounts payable	65	10
Accrued liabilities	(67)	(226)
Net cash provided by operating activities	578	239

Cash flows from investing activities:
Expenditures for property, plant and equipment	(120)	(122)
Proceeds from disposals of property, plant and equipment	33	37
Cash paid for acquisitions, net of cash acquired	(13)	(56)
Proceeds from sales of businesses, net of fees paid	9	475
Net cash (used for)/ provided by investing activities	(91)	334

Cash flows from financing activities:
Net increase/(decrease) in commercial paper	328	(637)
Net increase/(decrease) in short-term borrowings	3	(180)
Payment of debt assumed with acquisitions	-	(209)
Proceeds from issuance of common stock	119	174
Proceeds from issuance of long-term debt	988	1,239
Payments of long-term debt	(398)	(237)
Excess tax benefits from share based payment arrangements	8	-
Repurchases of common stock	(1,186)	(325)
Cash dividends paid on common stock	(199)	(189)
Net cash (used for) financing activities	(337)	(364)

Effect of foreign exchange rate changes on cash and cash equivalents	4	(1)

Net increase in cash and cash equivalents	154	208
Cash and cash equivalents at beginning of period	1,224	1,234
Cash and cash equivalents at end of period	$1,378	$1,442

Q1 Results - 9

Honeywell International Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2007	2006

Cash provided by operating activities	$578	$239

Expenditures for property, plant and equipment	(120)	(122)

Free cash flow	$458	$117

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.